Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (“Agreement”) is made and entered into as of August 27, 2015, by and between Jeffrey Bailey (“Executive,” “You” or “Your”) and Lantheus Medical Imaging, Inc. (defined herein to include its affiliates, subsidiaries, parents, predecessors, successors and assigns, and hereinafter referred to as “Lantheus” or the “Company”) (together, the “Parties”).

RECITALS

WHEREAS, Your last date of employment with the Company shall be August 31, 2015 (the “Separation Date”);

WHEREAS, You and the Company are parties to an Employment Agreement, dated May 8, 2013 (as amended on June 25, 2015, the “Employment Agreement”);

WHEREAS, You and the Company wish to confirm the terms of Your separation from employment and to settle, release and discharge, with prejudice, any and all claims You have or may have against the Released Parties (defined in Section 4(a) below), including but not limited to those pertaining to or arising out of Your employment and/or Your separation from employment with the Company;

WHEREAS, the Company wishes and You agree to provide consulting services to the Company following Your separation from employment; and

WHEREAS, You and the Company have read this Agreement and have had the opportunity to review it with their respective legal counsel.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, You and the Company understand and agree as follows:

1.	Separation of Employment.

Your employment with the Company shall end as of Your Separation Date, and, in accordance with Section 4(i) of the Employment Agreement, You hereby resign from any and all Lantheus boards of directors, boards of trustees and/or executive or management committees and from any and all Lantheus offices effective as of Your Separation Date.

2.	Acknowledgment of Receipt of Accrued and Vested Pay and Benefits.

(a) You acknowledge, upon signing this Agreement, that as of the Company’s most recent payroll date, You had been paid all Base Salary (as defined in the Employment Agreement) then payable to you up to such payroll date. The Company shall pay You, no later than the first regularly scheduled payroll date following Your Separation Date, (i) all accrued and unpaid Base Salary as of Your Separation Date, (ii) all reasonable business expenses reimbursable under Section 3(e) of the Employment Agreement, subject to satisfaction of any other requirements under applicable Company policies and (iii) any amount required under the Company’s vacation policy with respect to Your accrued and unused vacation days as of Your Separation Date. You acknowledge that You did not earn any Annual Cash Bonus (as defined in the Employment Agreement) pursuant to Section 3(c) of the Employment Agreement with respect to the fiscal year ending December 31, 2015 and that You are not entitled to be paid any bonus amount with respect to such fiscal year.

(b) The Company agrees that You shall be entitled to any accrued and vested health and fringe benefits due to You in accordance with the Company’s benefit plans (other than severance).

3.	Payments and Other Benefits to be Provided to You in Exchange for the Release and Your Obligations Under this Agreement

(a) In exchange for and in consideration of Your covenants and promises set forth in this Agreement, contingent upon Your complying with and fulfilling in all material respects each and every one of Your obligations under this Agreement (including, but not limited to (i) the Company’s receipt from You of a signed, effective and irrevocable original or PDF copy of this Agreement and (ii) Your reasonable cooperation in the reconciliation and closing of Your Company-issued Visa account to a zero dollar ($0.00) balance), all of which are conditions precedent to any payment or other obligation on the part of the Company under this Section 3, Lantheus agrees to provide You with the following payments and other benefits on behalf of all Released Parties (defined in Section 4(a) below):

(i) The Company shall pay You an amount in cash equal to one third of Your Base Salary as of the Separation Date ($183,333.33), which shall be paid in a lump sum on the first regularly scheduled payroll date following the Effective Date;

(ii) The Company shall pay the premiums for continuing medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (collectively, the “Health Benefits”); provided, that Your Health Benefits shall cease upon the earlier of (x) August 31, 2016 and (y) Your becoming employed by another employer and eligible for medical coverage, dental coverage and/or vision coverage, as applicable, with such other employer; and

(iii) the Company shall retain Your services as a consultant, on an as needed basis, following Your Separation Date (the “Consulting Period”). The Consulting Period shall continue for seven months after the Separation Date. You shall be compensated at a rate of $100,000 per month during the Consulting Period (the “Consulting Pay”), with payments made at the same time the Company makes its regular payroll payments and with the first payment made on the next scheduled payroll date following the Effective Date. During the Consulting Period, You shall make Yourself available, as reasonably requested by the Company, for the orderly transition of Your responsibilities. You acknowledge and agree that, during the Consulting Period, (i) You will be an independent contractor, and not an employee of the Company within the meaning of all federal, state and local laws and regulations governing employment relationships, including insurance, workers’ compensation, industrial accident, labor and taxes, as the economic reality of your relationship with the Company is one of an independent contractor rather than an employee; (ii) except as expressly authorized by the Company, You shall not have any right to act for, represent or otherwise bind the Company or any of its subsidiaries in any manner; (iii) in Your capacity as a consultant and subject to Section 3(a)(ii), You shall not be entitled to participate in any employee benefit plans or arrangements of the Company and shall not be provided with health and welfare benefits, including, without limitation, medical and dental coverage; (iv) You shall be solely responsible for any workers’ compensation, unemployment or disability insurance payments, or any social security, income tax or other withholdings, deductions or payments (including self-employment taxes) that may be required by federal, state or local law with respect to any sums paid to You in Your capacity as a consultant; (v) You shall be required to pay and shall timely remit all self-employment taxes to the Internal Revenue Service and any other required governmental agencies; and (vi) the Company shall pay You in a manner consistent with your status as an independent contractor, including issuing You a Form 1099. To the extent that You incur business expenses in the performance of such services, You shall be entitled to reimbursement consistent with the standards and procedures applicable to business expense reimbursement for employees.

4.	Release of Claims and Cancellation of Incentive Equity.

(a) In exchange for Lantheus providing You with the payments and other benefits set forth in Section 3, You, individually and on behalf of Your heirs, executors, personal representatives, administrators, agents and assigns, forever waive, release, give up and discharge all waivable claims, real or perceived, whether now known or unknown, against the Company, its parent, subsidiaries, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), arising out of and in any way concerning Your employment with the Company, any terms, conditions or privileges related to Your employment with the Company, the termination of Your employment by the Company, and all alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”), the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq. (“ERISA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”), the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq. (“EPA”), the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11 (“Fair Pay Act”), the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (“OSHA”), the New York State Civil Rights Law, N.Y. Exec. Law § 291, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 296(1)(a), et seq., the New York City Civil Rights Law, N.Y.C. Admin. Code § 8-102(5), et seq., the New York State Wage Payment Law, N.Y. Lab. Law § 190(1), et seq., the New York State Whistleblower Law, N.Y. Lab. Law § 740, et seq., the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, §§ 1 to 10; the common law of the States of Massachusetts and New York; and all other federal or state or local laws, regulations, rules, ordinances, or orders, as they may be amended. You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, including but not limited to breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States, New York and Massachusetts Constitutions. You have agreed to and do waive any and all claims You may have for employment or reinstatement by the Company or any of the Released Parties and have agreed not to seek such employment or reemployment by the Company or any of the Released Parties in the future.

(b) The Company and You acknowledge and agree that the release contained in Section 4(a) does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates to (i) indemnify You for Your acts as an officer or director of the Company in accordance with the bylaws of the Company or the law or (ii) You and Your eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which You and/or such dependents are participants. In addition, nothing in this Agreement shall be construed to limit Your entitlement to insurance coverage as a former director and/or officer under the Company’s liability insurance policy with respect to directors and officers (“D&O Insurance”). The Company shall ensure that it maintains D&O Insurance coverage for You with respect to any claims related to Your activities on behalf of the Company that may be brought against You at any time within the period of any applicable statute of limitations.

(c) In exchange for Lantheus providing You with the payments and other benefits set forth in Section 3, You further agree that (i) the Restricted Stock Award Agreement between You and Lantheus Holdings, Inc., the indirect parent entity of the Company (“Holdings”), dated as of April 6, 2015, shall be terminated and void ab initio as of Your Separation Date, and all shares of restricted common stock awarded thereunder shall be cancelled and extinguished in all respects with no further rights in respect thereof, and (ii) the options granted to You under the Option Grant Award Agreement, made as of May 8, 2013, between Holdings and You, shall be cancelled and expired in all respects with no further rights in respect thereof.

(d) Notwithstanding the release contained in Section 4(a) above, You do not waive: (i) Your right to bring an action to enforce the terms of this Agreement; (ii) Your rights with respect to the capital stock of Holdings that You own and all rights with respect thereto under the Amended and Restated Shareholders Agreement, dated as of February 26, 2008, among Holdings and certain other parties thereto, as amended; or (iii) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.

5.	Covenant Not to Sue.

You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further agree and covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter arising from or relating to Your employment with the Released Parties, Your separation thereof, or otherwise (including, for the avoidance of doubt, any matter released in Section 4(a) above), provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of this Agreement in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf. Should You file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement, You agree that You will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, You agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

6.	Non-Admission of Liability.

You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner. Further, you affirm that you are not aware of any wrongdoing, regulatory violations or corporate fraud committed by the Company or its employees that has not otherwise been previously reported to the Company in writing. The Company agrees that this Agreement shall not in any way be construed as an admission that You have acted wrongfully, unlawfully, or unfairly in any way towards the Company or any of the Released Parties. In fact, the Company understands that You specifically deny that You have violated any federal, state or local law or ordinance or any right or obligation that You owe or might have owed to the Company or any of the Released Parties at any time.

7.	Reference-Related Communications.

You agree that, should You or any prospective employer for You desire that Lantheus engage in any reference-related communications, You will direct such inquiries exclusively to Michael Duffy, the General Counsel of the Company, for confirmation only of Your: (a) dates of employment; (b) employment position; (c) base salary; and (d) as applicable, bonuses or incentive compensation pay. You also agree that, except for the Company’s verbal confirmation of dates of employment, position title, base salary and, as applicable, bonuses or incentive compensation pay as expressly set forth above, the Released Parties will have no obligation to engage in any reference-related communications whatsoever with Your past, existing or prospective employers unless compelled by a court order or other legal process. Notwithstanding the foregoing, You may also direct reference-related inquiries to Brian Markison. Mr. Markison shall have no obligation to respond to any such inquiries that You direct to him, but if, in his discretion, he elects to do so, You expressly covenant not to sue or otherwise initiate any action or proceeding pertaining to or arising out of any reference-related communications by Mr. Markison.

8.	Cooperation.

(a) In accordance with Section 9 of the Employment Agreement, You agree to cooperate fully and in good faith with the Company and its legal counsel as may be necessary to respond to any inquiries that may arise with respect to matters that You were responsible for or involved with during Your employment with Lantheus.

(b) You agree to cooperate fully and in good faith with the Company and its legal counsel in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which You may be involved as a party and/or in which the Company determines, in its sole discretion, reasonably exercised, that You are a relevant witness or have relevant knowledge or information. In connection with such matters, You agree to notify, communicate and be represented by counsel of the Company’s choosing, to fully cooperate and work with such counsel with respect to, and in preparation for, any depositions, interviews, responses, appearances, or other legal matters, and to testify honestly with respect to all matters. You shall also be entitled to appoint, at Your request, Your own legal counsel in addition to the Company’s counsel in connection with any legal matters covered by this Section 8; provided, that, unless such legal matters relate to claims for which You are seeking indemnification, in which case the relevant insurance policy or other document, agreement or instrument governing Your right to seek indemnification shall apply, the Company will pay the reasonable and documented expenses of Your own legal counsel if Lantheus determines, in its sole discretion, reasonably exercised, that Your interests are adverse to or in conflict with those of the Company and/or that providing counsel to You would be a conflict of interest. The selection by You of Your own counsel shall in no way detract from or interfere with any of the obligations You have to cooperate with the Company as agreed to herein.

(c) If the Company seeks Your cooperation under this Section 8 or under Section 9 of the Employment Agreement, it shall reimburse You for any reasonable out of pocket expenses You incur in connection with such cooperation, provided that You timely submit valid receipts for reimbursement to the Company. You shall not be required to perform a total of more than 80 hours of cooperation services after Your obligation to perform consulting services under Section 3(a)(iii) ends.

(d) Your cooperation will include providing Lantheus with written notice of any subpoena or other compulsory process served upon You within forty-eight (48) hours of its occurrence, meeting with the Company’s attorneys, providing the attorneys with requested information, and working with the attorneys in preparation for Your involuntary appearance. In connection with such matters, You agree to fully cooperate and work with the Company’s counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon You, and to testify honestly with respect to all matters.

(e) In no event shall the Company have any obligation to provide counsel to You in connection with any legal matters or litigation which may arise between You and the Company, if any.

9.	Non-Disparagement

You acknowledge Your continuing obligations in accordance with Section 5(d) of the Employment Agreement, You affirm that You have complied with this provision, and You agree that You will continue to abide by the terms and conditions of Section 5(d) of the Employment Agreement. For its part, the Company acknowledges its obligations under Section 5(d) of the Employment Agreement and affirms that it has complied with this provision, and agrees that it will continue to abide by the terms and conditions of Section 5(d) of the Employment Agreement. Each Party further acknowledges that, as of the date hereof, he or it has no knowledge or information to indicate that the other Party has violated Section 5(d) of the Employment Agreement and each agrees that no statement by the other Party that it is aware of and that is in the public domain as of the original date of the proposal of this Agreement (i.e., August 20, 2015) constitutes a violation of Section 5(d) of the Employment Agreement.

10.	Non Disclosure of Confidential Information and Return of Company Property

(a) You acknowledge Your continuing obligations with regard to Confidential Information in accordance with Section 5(a) of the Employment Agreement, You affirm that You have complied with this provision, and You agree that You will continue to abide by the terms and conditions of Section 5(a) of the Employment Agreement.

(b) In accordance with Section 5(a)(iv) of the Employment Agreement, You agree that You shall, no later than the Separation Date, return all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) of all documents and records made or compiled by You and/or made available to You during the period of Your employment with the Company that contain confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret. You further represent and warrant that You have not, and will not, directly or indirectly, at any time, now or ever in the future, download, print, copy, electronically transmit, disclose, release or retain any such information for personal use or any other purposes for Your own benefit or the benefit of any third party.

(c) In addition to having returned all originals and copies (in whatever format) of all Confidential Information and other business information belonging to the Company and the Released Parties, You warrant that You have returned all other written information regarding the Company and all Lantheus property and materials including, but not limited to, credit cards, calling cards, keys, keyfobs, identification badges, files, records, samples, computer disks, laptop computers, printers, personal digital assistants, and any other electronic equipment You were furnished by the Company; provided, that nothing in this Paragraph shall be construed to require You to return any documents that are in the public domain or any documents related to the terms of Your employment with the Company.

11.	Restrictive Covenant Agreements.

You acknowledge and agree that You will be subject to and will abide by the terms and conditions of the restrictive covenant agreements in Section 5(c) of the Employment Agreement, including, among other covenants, the covenant against competition, the covenant against solicitation of employees, and the covenant against solicitation of clients and prospective clients. It is understood and acknowledged that the Restricted Period (as defined in the Employment Agreement) shall have commenced as of the Separation Date.

12.	No Tax Advice Provided.

You agree that You have not been provided any advice by any of the Released Parties regarding the tax or withholding consequences of the payments and other benefits provided to You under this Agreement under any federal, state or local tax or withholding laws or regulations. You also agree that You will be solely responsible for the tax liabilities and consequences arising under any federal, state or withholding laws or regulations that may result from the payments made pursuant to Section 3(a)(i), Consulting Pay, or other payments or benefits referenced in this Agreement, and hold the Released Parties harmless from and indemnify them for any costs, fines, interest or penalties owed by You under such laws or regulations. Additionally, You agree that the Released Parties will not be required to pay any further sum to You, even if such tax or withholding consequences are not foreseeable at the time You sign this Agreement or are ultimately assessed in a manner which You do not anticipate at the time You sign this Agreement.

13.	Successors and Assigns.

This Agreement shall not be assignable by You, but shall be binding upon You and upon Your heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by Lantheus without restriction and shall be deemed automatically assigned by the Company with Your consent in the event of any sale, merger, share exchange, consolidation or other business reorganization. This Agreement shall be binding upon, and shall inure to the benefit of, the Company’s successors and assigns.

14.	Consultation with Counsel; Reasonable Time to Consider Agreement During Review Period; Voluntary Acceptance of this Agreement; Right and Time to Revoke; Effective Date.

(a) You acknowledge that, through this writing, Lantheus has recommended that You consult with an attorney and tax advisor of Your own choosing before signing this Agreement, that sufficient time has been made available to You to consult with an attorney or tax advisor, and that You have, in fact, consulted Your attorney and tax advisor or knowingly waived the right to consult Your attorney and tax advisor.

(b) You understand that You have a period of twenty-one (21) days after Your receipt of this Agreement to review and consider the Agreement before signing it, except that if the last date of that period falls on a Saturday, Sunday or holiday observed by the Company, You will have until the close of business on the next immediate business day (the “Review Period”). You also understand that You may use as much of the Review Period as You wish before signing this Agreement. You agree that any material or immaterial changes to this Agreement will not restart the running of the Review Period.

(c) You may elect to accept this Agreement by sending a signed and dated original to Michael Duffy, the General Counsel of the Company, postmarked no later than the close of business on the last day of the Review Period, or by emailing to Mr. Duffy a true and complete PDF copy of a signed and dated Agreement no later than the close of business on the last day of the Review Period. To the extent that You sign this Agreement and return it to the Company prior to the expiration of the Review Period, You warrant that You have voluntarily and knowingly waived the remainder of the Review Period.

(d) By signing this Agreement, You warrant that You have carefully read and fully understand all of the terms of this Agreement, You are competent and of sound mind to execute this Agreement, and that You are knowingly and voluntarily signing this Agreement of Your own free will, act and deed. You further warrant that You have made such investigation of the facts pertaining to this Agreement and all matters contained herein as You deem necessary, desirable and appropriate, and agree that the Release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts.

(e) You understand that, following Your execution of the Agreement, You will have a period of seven (7) calendar days to revoke Your acceptance of this Agreement by delivering written notification of any such revocation to Michael Duffy, the General Counsel of the Company, no later than the seventh (7th) calendar day after You sign it (the “Revocation Period”). Written notification of revocation may be delivered by facsimile transmission to Michael Duffy, the General Counsel of the Company, by first class U.S. mail sent to Michael Duffy, the General Counsel of the Company, or by hand-delivery or overnight mail to Michael Duffy, the General Counsel of the Company, provided that such written notification of revocation must be received by the Company no later than the close of business on the last day of the Revocation Period to be effective. If You timely revoke this Agreement during the Revocation Period, the Agreement will not be effective and enforceable and You will not receive the benefits and other payments described in Section 3 and its subparagraphs above.

(f) For purposes of this Agreement, the “Effective Date” as used throughout this Agreement shall mean the first (1st) calendar day after the Revocation Period expires, provided that a notice of revocation has not been timely served upon the Company by You prior to that date.

15.	Governing Law and Venue.

This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflict of law principles. With respect to any dispute arising out of or related to this Agreement, each Party hereby consents to the exclusive jurisdiction of the of the United States District Court for the District of Massachusetts or the Superior of the Commonwealth of Massachusetts, Middlesex County, and expressly agrees not to challenge venue or forum in the event of any litigation.

16.	Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity and severed from this Agreement, without invalidating the remainder of such provision or remaining provisions of this Agreement.

17.	Proper Construction.

(a) The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against any of the Parties.

(b) The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

18.	Amendments.

This Agreement may be modified, altered or terminated only by an express written agreement between the Company and You, which agreement must be signed by both Parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement to be effective.

19.	Counterparts.

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

20.	Withholding.

The Company shall be entitled to withhold from any amounts to be paid or benefits provided to You hereunder any federal, state, local or foreign withholding, FICA contributions or other taxes, charges or deductions which it is from time to time required to withhold.

21.	Code Section 409A.

(a) The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder to the extent applicable, collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on You under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Your taxable year following the taxable year in which the expense occurred. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

22.	Entire Agreement.

This Agreement constitutes the entire understanding of the Parties, supersedes all prior oral or written agreements (except as expressly stated in this Agreement) (including, but not limited to, the Employment Agreement), and cannot be modified except by an express writing signed by both Parties in accordance with Section 18 above. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party, which are not set forth expressly in this Agreement. The Released Parties are express third party beneficiaries hereof. Notwithstanding the foregoing, this Agreement shall not be construed as altering, modifying, and supplanting or in any way changing or affecting the continued enforceability of Sections 4(g), 4(i), 5, 6, 13 and 18 of the Employment Agreement, which shall continue to survive and be in effect, except as otherwise expressly provided in this Agreement.

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IN WITNESS WHEREOF, intending to be forever legally bound hereby, the Parties have executed this Agreement.

Lantheus Medical Imaging, Inc.

	By:	/s/ Michael Duffy
	Name:	Michael Duffy
	Title:	Secretary

Accepted and Agreed:

/s/ Jeffrey Bailey

Jeffrey Bailey

Date: 8/27, 2015

[Retirement and Consulting Agreement]